FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-14

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/12/24 10:10:15 UTC-5:00

Subject: WFCM 2024-5C2 - PUBLIC NEW ISSUE **ANNOUNCEMENT**

WFCM 2024-5C2 - PUBLIC NEW ISSUE **ANNOUNCEMENT**

$645.304MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, UBS Securities LLC and Citigroup Global Markets Inc.

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

	Expected Ratings	Available		WAL	Principal	UW NOI
Class	(Fitch/Moody's/KBRA)	Size ($MM)	CE%	(YRS)	Window	DY%	LTV%
A-1	AAAsf/Aaa(sf)/AAA(sf)	$3.921	30.000%	2.57	1–51	18.5%	39.7%
A-2*	AAAsf/Aaa(sf)/AAA(sf)	[$200.000]	30.000%	[4.80]	[51-59]	18.5%	39.7%
A-3*	AAAsf/Aaa(sf)/AAA(sf)	[$300.082]	30.000%	[4.91]	[59-60]	18.5%	39.7%
A-S	AAAsf/NR/AAA(sf)	$95.401	16.750%	4.97	60–60	15.5%	47.3%
B	AAsf/NR/AA-(sf)	$23.400	13.500%	4.97	60–60	14.9%	49.1%
C	Asf/NR/A-(sf)	$22.500	10.375%	4.97	60–60	14.4%	50.9%

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

POOL BALANCE:	$720,005,340
NUMBER OF LOANS/PROPERTIES:	27 / 138
WA MORTGAGE INT. RATE:	6.3538%
WA CUT-OFF LTV:	56.8%
WA UW NCF DSCR:	1.87x
WA UW NOI DEBT YLD:	12.9%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	67.3%
LOAN SELLERS:	WFB (37.5%), GSMC (20.6%), JPMCB (18.5%), UBS AG (11.0%), CREFI (7.9%) AND LMF (4.5%)
TOP 5 STATES:	NY (31.2%), CA (15.7%), OH (7.8%), MI (6.4%), TX (4.7%)
TOP 5 PROPERTY TYPES:	RT (20.3%), HT (17.2%), MU (16.3%), OF (16.0%), SS (11.6%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	RREF V – D AIV RR H, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of NOVEMBER 11, 2024
ANTICIPATED SETTLEMENT:	NOVEMBER 27, 2024

THIRD PARTY PASSWORDS:

Bloomberg:

Dealname: [ ]

Password: [ ]

Trepp:

Dealname: [ ]

Password: [ ]

Intex:

Dealname: [ ]

Password: [ ]

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.